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SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Depomed, Inc.

(Name of Issuer)

Common Stock, no par value per share

(Title of no Class of Securities)

249908104

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kings Road Investments Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Global Opportunities Master Fund

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investments Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Management Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners LLP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners HK Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Reade E. Griffith

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alexander E. Jackson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 249908104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Patrick G. G. Dear

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,807,546 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,807,546 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,807,546

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.55%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer Depomed, Inc. (“Depomed”)
(b)	Address of Issuer’s Principal Executive Offices: 1360 O’Brien Drive Menlo Park, CA 94025

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office
(c)

Citizenship

This Schedule 13G is filed on behalf of Kings Road Investments Ltd., Polygon Global Opportunities Master Fund, Polygon Investments Ltd., Polygon Investment Management Limited, Polygon Investment Partners LLP, Polygon Investment Partners LP, Polygon Investment Partners HK Limited, Polygon Investment Partners GP, LLC, Mr. Reade E. Griffith, Mr. Alexander E. Jackson and Mr. Patrick G. G. Dear (the “Reporting Persons”).

Kings Road Investments Ltd. (“KRIL”)

c/o Polygon Investment Partners LP

399 Park Avenue

22nd Floor

New York, New York 10022

Citizenship: Cayman Islands, British West Indies

Polygon Global Opportunities Master Fund (the “Master Fund”)

c/o Polygon Investment Partners LLP

10 Duke of York Square

London SW3 4LY

United Kingdom

Citizenship: Cayman Islands, British West Indies

Polygon Investments Ltd. (the “Investment Manager”)

c/o Polygon Investment Partners LLP

10 Duke of York Square

London SW3 4LY

United Kingdom

Citizenship: Cayman Islands, British West Indies

Polygon Investment Management Limited (“PIML”)

c/o Polygon Investment Partners LLP

10 Duke of York Square

London SW3 4LY

United Kingdom

Citizenship: United Kingdom

Polygon Investment Partners LLP (the “UK Investment Manager”)

10 Duke of York Square

London SW3 4LY

United Kingdom

Citizenship: United Kingdom

Polygon Investment Partners LP (the “US Investment Manager”)

399 Park Avenue

22nd Floor

New York, New York 10022

Citizenship: Delaware

Polygon Investment Partners HK Limited (the “HK Investment Manager”)

Unit 1501- 1502,15/F Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Citizenship: Hong Kong

Polygon Investment Partners GP, LLC (the “General Partner”)

c/o Polygon Investment Partners LP

399 Park Avenue

22nd Floor

New York, New York 10022

Citizenship: Delaware

Reade E. Griffith (“Mr. Griffith”)

c/o Polygon Investment Partners LLP

10 Duke of York Square

London SW3 4LY

United Kingdom

Citizenship: United States

Alexander E. Jackson (“Mr. Jackson”)

c/o Polygon Investment Partners LP

399 Park Avenue

22nd Floor

New York, New York 10022

Citizenship: United States

Patrick G. G. Dear (“Mr. Dear”)

c/o Polygon Investment Partners LLP

10 Duke of York Square

London SW3 4LY

United Kingdom

Citizenship: United Kingdom

	(d)	Title of Class of Securities: Common stock, no par value per share, of Depomed (“Common Stock”).
	(e)	The Common Stock has the following CUSIP number: 249908104

Item 3.	Not Applicable.

Item 4.
(a)

Amount Beneficially Owned:

As of December 31, 2007, each Reporting Person may be deemed to be the beneficial owner of 2,807,546 shares of Common Stock issuable to KRIL upon conversion of 18,159 shares of Series A Convertible Exchangeable Preferred Stock and associated warrant, no par value per share, of Depomed (the “Series A Preferred Stock and Warrant”).

(b) Percent of Class: 5.55%
(c) Number of shares as to which Reporting Persons have:
(i) sole power to vote or to direct the vote: 0
(ii) shared power to vote or to direct the vote: 2,807,546
(iii) the sole power to dispose of or to direct the disposition of: 0
(iv) shared power to dispose of or to direct the disposition of: 2,807,546

The shares of Series A Preferred Stock and Warrant are directly held by KRIL.  KRIL is a wholly-owned subsidiary of the Master Fund.  The Investment Manager, UK Investment Manager, the US Investment Manager, the HK Investment Manager, PIML and the General Partner have voting and/or depository control over securities owned by KRIL and the Master Fund. Messrs. Griffith, Dear and Jackson control the Investment Manager, the UK Investment Manager, the US Investment Manager, the HK Investment Manager, PIML and the General Partner.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of another Person
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
No change since previous filing.

Item 9.	Notice of Dissolution of the Group.
Not Applicable.

Item 10.	Certification.

By signing below each of the undersigned certifies that, to the best of such person’s knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: January 23, 2008	KINGS ROAD INVESTMENTS LTD.

By Polygon Investment Partners LLP, its investment manager

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	POLYGON GLOBAL OPPORTUNITIES MASTER FUND

By Polygon Investment Partners LLP, its investment manager

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	POLYGON INVESTMENT MANAGEMENT LIMITED

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	POLYGON INVESTMENTS LTD.

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	POLYGON INVESTMENT PARTNERS LLP

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	POLYGON INVESTMENT PARTNERS LP

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	POLYGON INVESTMENT PARTNERS HK LIMITED

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	POLYGON INVESTMENT PARTNERS GP, LLC

	By	/s/ Patrick G. G. Dear
		Name:	Patrick G. G. Dear
		Title:	Principal

Date: January 23, 2008	/s/ Reade E. Griffith
Reade E. Griffith

Date: January 23, 2008	/s/ Alexander E. Jackson
Alexander E. Jackson

Date: January 23, 2008	/s/ Patrick G. G. Dear
Patrick G. G. Dear